UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2022

RealtyMogul Income REIT, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10840

Delaware	32-0487554
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of common shares pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (“Securities Act”);
●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including ours;
●	risks associated with breaches of our data security;
●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19 and variants thereof;
●	changes in economic conditions generally and the real estate and securities markets specifically;
●	expected rates of return provided to investors;
●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;
●	the ability of our Manager to hire and retain competent individuals who will provide services to us and appropriately staff our operations;
●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act or the Jumpstart Our Business Startups Act of 2012);
●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;
● ●

our ability to access sources of liquidity when we have the need to fund share repurchases of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

our failure to maintain our status as a REIT;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws; and
●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

The Company

RealtyMogul Income REIT, LLC is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of commercial real estate investments, including loans, equity in commercial real estate ventures and other real estate-related assets. The use of the terms “RM Income REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Income REIT, LLC, unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2016.

We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations. A team of real estate professionals, acting on our behalf through our Manager, make all decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations set forth in our second amended and restated limited liability company agreement, as amended (our “LLC Agreement”). Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. All our common shares are distributed to the public exclusively through an online investment platform we refer to as the Realty Mogul Platform (www.realtymogul.com). The Realty Mogul Platform is operated by our affiliate, RM Technologies, LLC, which is a wholly-owned subsidiary of Realty Mogul, Co. and an affiliate of both our Sponsor and Manager. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 in our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offering”) and terminated our Follow-on Offering. We are continuing to offer in the Second Follow-on Offering up to $48,249,610 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of April 25, 2022 out of the rolling 12-month maximum offering amount of $75,000,000 in our common shares.

As of December 31, 2022, we had raised total aggregate gross offering proceeds of approximately $128,882,000 and had issued approximately 12,608,000 common shares in the Offering. We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information concerning the current status of the Offering.

We have used, and intend to continue using, substantially all of the net proceeds from the Offering to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures. As of December 31, 2022, our debt and debt-related investment portfolio was comprised of approximately $3,325,000 of preferred equity investments in other real estate holding entities that, in the opinion of our Manager, meet our investment objectives. As of December 31, 2022, our portfolio was also comprised of approximately $287,625,000 of commercial real estate investments at original cost that, in the opinion of our Manager, meet our investment objectives. We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide an attractive and stable return to our shareholders.

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Investment Strategy

Our investment strategy involves investing in assets with varying levels of risk, based in part on where such investments fall in the “capital stack” of real estate transactions.

We intend to hold: (1) at least 55% of the total value of our assets in commercial mortgage-related instruments in commercial real estate projects, such as senior mortgage loans, subordinated mortgage loans, mezzanine debt and participations (also referred to as B-Notes), as well as direct interests in real estate that meet certain criteria outlined by the staff of the SEC; and (2) at least 80% of the total value of our assets in the types of assets described above, plus in “real estate-related assets” that are related to one or more underlying commercial real estate projects. These real estate-related assets may include assets, such as equity or preferred equity interests in companies whose primary business is to own and operate one or more specified commercial real estate projects, debt securities whose payments are tied to a pool of commercial real estate projects (such as commercial mortgage-backed securities, collateralized debt obligations and REIT senior unsecured debt), interests in publicly traded REITs and other commercial real estate-related assets.

We seek to maintain a portfolio of investments that generate a low volatility income stream of attractive and consistent cash distributions. We seek to emphasize the payment of current returns to shareholders and preservation of invested capital. We also intend to diversify our portfolio by investing in direct interests in real estate and in equity instruments, primarily in real estate-related companies as described above, subject to certain limitations related to our qualification as a REIT and to maintaining our exclusion under the Investment Company Act. Our focus on investing in equity instruments is to seek investments that will produce returns to shareholders through rental income and capital appreciation. The investment objective for the Company is to achieve attractive, risk-adjusted returns that exceed alternative real estate investment offerings.

Our Manager, or its affiliates, structures, underwrites and originates many of the investments that we make as we believe that this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. The underwriting process involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our shareholders.

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Investment Objectives

Our primary investment objectives are to (i) pay attractive and consistent cash distributions on a monthly basis to shareholders, (ii) create a portfolio of diversified investments and (iii) preserve, protect, increase and return shareholders’ capital contributions.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated May 13, 2022, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular, except as set forth below:

Inflation may adversely affect our financial condition and results of operations.

Since we may incur leverage to make investments, our income depends, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. Inflation remained high in 2022. During the 12 months ended December 2022, the consumer price index rose 6.5%, compared to the 12 months ended December 2021. The Federal Reserve raised the federal funds rate a total of seven times during 2022, resulting in a range from 4.25% to 4.50% as of December 31, 2022. It is expected that the Federal Reserve may continue to increase the federal funds rate throughout 2023, to, among other things, control inflation. Should the Federal Reserve continue to raise rates in the future, this will likely result in further increases in market interest rates. In a rising interest rate environment, any leverage that we may incur may bear a higher interest rate than may currently be available. There may not, however, be a corresponding increase in our revenues. Any reduction in the rate of return on new investments relative to the rate of return on current investments, and any reduction in the rate of return on current investments, could adversely impact our income, reducing our ability to service the interest obligations on, and to repay the principal of, our indebtedness.

An increase in inflation could have an adverse impact on any floating rate debt we may incur and on our general and administrative expenses, as these costs could increase at a rate higher than our revenue.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Income REIT is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of commercial real estate investments, including loans, equity in commercial real estate ventures and other real estate-related assets. See Item 1. “Business – The Company” for more information regarding the Company.

Offering Results

We are continuing to offer in the Second Follow-on Offering up to $48,249,610 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of April 25, 2022 out of the rolling 12-month maximum offering amount of $75,000,000 in our common shares. As of December 31, 2022, we had raised total aggregate gross offering proceeds of approximately $128,882,000 and had issued approximately 12,608,000 common shares in the Offering, purchased by approximately 7,300 unique investors.

We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. Our offering price per share equals our most recently announced net asset value (“NAV”) per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan equals our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program are made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV per share
9/30/2021	11/8/2021	2/9/2022	$10.78
12/31/2021	2/10/2022	4/12/2022	$10.77
3/31/2022	4/13/2022	8/4/2022	$10.99
6/30/2022	8/5/2022	10/20/2022	$11.02
9/30/2022	10/21/2022	1/12/2023	$11.00
12/31/2022	1/13/2023	—	$10.73

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Our Investments

The following describes our investment activity for the year ended December 31, 2022.

Real Estate Investments as of December 31, 2022

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2022:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Balance as of December 31, 2022	Interest Rate as of December 31, 2022	Overview (253G2)

Texas Retail Portfolio	Multiple Locations, TX	7/18/17	Retail	Preferred Equity	$3,325,000	$3,325,000	14.00%	SEC Edgar Link
La Privada Apartments	El Paso, TX	5/31/19	Multifamily	Joint Venture	4,748,228	4,748,228	N/A	SEC Edgar Link
The Hamptons Apartments	Virginia Beach, VA	10/9/19	Multifamily	Joint Venture	9,177,966	9,977,966	N/A	SEC Edgar Link
Columbus Office Portfolio	Columbus, OH	11/5/19	Office	Joint Venture	7,000,000	7,000,000	N/A	SEC Edgar Link
Pohlig Box Factory & Superior Warehouse	Richmond, VA	2/19/20	Multifamily	Joint Venture	17,073,843	7,424,307	N/A	SEC Edgar Link
Lubbock Medical Office Building	Lubbock, TX	6/26/20	Medical Office	Joint Venture	2,926,477	2,926,477	N/A	SEC Edgar Link
Turtle Creek Apartments	Fenton, MO	1/28/21	Multifamily	Joint Venture	6,000,000	6,000,000	N/A	SEC Edgar Link
King’s Landing	Creve Coeur, MO	7/28/21	Multifamily	Joint Venture	8,000,000	8,000,000	N/A	SEC Edgar Link
Minnehaha Meadows	Vancouver, WA	9/20/21	Multifamily	Joint Venture	3,355,018	3,355,018	N/A	SEC Edgar Link
Roosevelt Commons	Vancouver, WA	9/20/21	Multifamily	Joint Venture	3,209,112	3,209,112	N/A	SEC Edgar Link
Bentley Apartments	Grove City, OH	10/13/21	Multifamily	Joint Venture	8,000,000	8,000,000	N/A	SEC Edgar Link
Haverford Place	Georgetown, KY	2/2/22	Multifamily	Joint Venture	9,000,000	9,000,000	N/A	SEC Edgar Link
Edison Apartments	Gresham, OR	3/30/22	Multifamily	Joint Venture	5,500,000	5,500,000	N/A	SEC Edgar Link
Columbia Square	Cincinnati, OH	8/23/22	Mixed-Use	Joint Venture	4,000,000	4,000,000	N/A	SEC Edgar Link
Total					$91,315,649	$82,466,108

2022 Investments in United States Treasury Bills

On November 14, 2022, we acquired two investments in United States treasury bills with a par value of $3,500,000 and $15,525,000, respectively (the “T-Bills”). The T-Bills were acquired at a discount rate of 3.547% and 4.074%, respectively, and had maturity dates of one month from the purchase date with respect to the $3,500,000 T-Bill and three months from the purchase date with respect to the $15,525,000 T-Bill. The T-Bills did not accrue any interest prior to their respective maturity dates. The T-Bills were issued, and were backed, by the United States government. We acquired the T-Bills as we believe they provide a compelling risk-adjusted return on our outstanding cash, which was approximately 150 basis points higher on a blended basis than the current return on our outstanding cash in our money market account.

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2022 Acquisitions of Real Estate Investments

On February 2, 2022, we acquired a $9,000,000 joint-venture limited partnership equity investment (the “Haverford Equity Investment”) in an entity that owns Haverford Place, a 160-unit, Class A- apartment and townhome community (the “Haverford Property”) in Georgetown, Kentucky, which city is located in the Lexington, Kentucky Metropolitan Statistical Area. In connection with the Haverford Equity Investment, the entity acquiring the Haverford Property entered into a 10-year loan with an agency lender in the amount of $20,914,000 (the “Haverford Place Loan”). The Haverford Place Loan has a fixed interest rate of 3.24% and is interest-only for the first 60 months, after which payments will be interest and principal based on a 30-year amortization schedule.

On March 30, 2022, we acquired a $5,500,000 joint-venture limited partnership equity investment (the “Edison Equity Investment”) in an entity that owns Edison Apartments, a 64-unit, Class A apartment community (the “Edison Property”) in Gresham, Oregon, which city is located in the Portland, Oregon Metropolitan Statistical Area. In connection with the Edison Equity Investment, the entity entered into a 10-year loan from an agency lender in the amount of $11,545,000 (the “Edison Loan”). The Edison Loan has a fixed interest rate of 3.58% and is interest-only for the full 10-year term.

On August 23, 2022, we acquired a $4,000,000 joint-venture limited partnership equity investment (the “Columbia Square Equity Investment”) in a special purpose entity in connection with the acquisition of a 2008-built, 73,798 square-foot mixed-use retail and office center located in the Columbia Tusculum neighborhood of Cincinnati, Ohio (the “Columbia Square Property”). In addition, in connection with the Columbia Square Equity Investment, the special purpose entity entered into a loan from an unaffiliated lender in the amount of $9,150,000 (the “Columbia Square Loan”), $8,870,000 of which was funded upon acquisition of the Columbia Square Property with the remaining $280,000 to be future funded in connection with capital expenditures or tenant improvements and leasing commissions. The Columbia Square Loan is a seven-year loan with a fixed interest rate of 4.95% and is interest-only for the first two years, after which payments will be interest and principal based on a 25-year amortization schedule.

2022 Repayments of Real Estate Debt Investments

Asset	Location	Acquisition Date	Payoff Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Average Interest Rate	Overview (253G2)
Highland Place(1)	Centennial, CO	3/22/17	2/16/22	Office	Mezzanine Loan	$2,300,000	10.2%	SEC Edgar Link
Shiloh Park(2)	Plano, TX	11/18/20	5/18/22	Multifamily	Preferred Equity	$2,323,030	12.0%	SEC Edgar Link
Total/Weighted Avg.						$4,623,030	11.1%

(1) On February 16, 2022, the mezzanine financing was paid off in full in the amount of $2,330,147, which included (i) $2,300,000 in outstanding principal plus $24,150 in accrued interest, (ii) an exit fee of $5,497 and (iii) legal fees.

(2) On May 18, 2022, the preferred equity investment was paid off in full in the amount of $2,939,095, which included (i) $2,323,030 in outstanding principal plus $15,487 in accrued interest (ii) paid-in-kind interest of $148,606, and (iii) an early redemption premium of $451,972 paid to an affiliate.

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Distributions

Our Manager has authorized and we have paid, and we expect that our Manager will continue to authorize and we will continue to pay, distributions monthly in arrears. Shareholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the shareholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

On September 27, 2016, our Manager authorized our first distribution to shareholders of record as of the close of business on September 30, 2016. Our Manager has authorized monthly distributions thereafter. From September 27, 2016 through December 31, 2018, our Manager authorized distributions to shareholders of record as of the close of business on the last day of each month. Beginning on January 1, 2019, our Manager calculates distributions on a daily basis. Distributions made in 2022 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have made subsequent to December 31, 2022.

Distribution Period	Date of Authorization	Payment Date (1)	Cash Distribution Amount Per Common Share	Annualized Yield
1/1/2022 – 1/31/2022	12/31/2021	2/15/2022	$0.0017720548	6.0	%(1)
2/1/2022 – 2/28/2022	12/31/2021	3/15/2022	$0.0017720548	6.0	%(2)
3/1/2022 – 3/31/2022	2/25/2022	4/15/2022	$0.0017704110	6.0	%(2)
4/1/2022 – 4/30/2022	2/25/2022	5/15/2022	$0.0018065753	6.0	%(3)
5/1/2022 – 5/31/2022	4/28/2022	6/15/2022	$0.0018065753	6.0	%(3)
6/1/2022 – 6/30/2022	4/28/2022	7/15/2022	$0.0018065753	6.0	%(3)
7/1/2022 – 7/31/2022	6/22/2022	8/15/2022	$0.0018115068	6.0	%(4)
8/1/2022 – 8/31/2022	6/22/2022	9/15/2022	$0.0018115068	6.0	%(4)
9/1/2022 – 9/30/2022	8/30/2022	10/15/2022	$0.0018115068	6.0	%(4)
10/1/2022 – 10/31/2022	8/30/2022	11/15/2022	$0.0018115068	6.0	%(4)
11/1/2022 – 11/30/2022	10/31/2022	12/15/2022	$0.0018082192	6.0	%(5)
12/1/2022 – 12/31/2022	10/31/2022	1/15/2023	$0.0018082192	6.0	%(5)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.78 NAV per share.
(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.77 NAV per share.
(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.99 NAV per share.
(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $11.02 NAV per share.
(5)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $11.00 NAV per share.

For the year ended December 31, 2022, we paid distributions of approximately $6,881,000, including shares issued pursuant to our distribution reinvestment plan. For the year ended December 31, 2021, we paid distributions of approximately $6,294,000, including shares issued pursuant to our distribution reinvestment plan.

See the section entitled “Recent Developments” below for a discussion on distributions declared subsequent to December 31, 2022.

Share Repurchase Program

We have adopted a share repurchase program designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares. Our Manager may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason, including (i) to protect our operations and our remaining shareholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

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During the year ended December 31, 2022, we repurchased 467,479 common shares for a total of approximately $5,102,000. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is generated from interest and preferred return income on our real estate debt investments, which we receive monthly in arrears from rental income and tenant reimbursements and other revenue from our real estate investments and from sales of our real estate investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “– Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

As of December 31, 2022, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We had invested in 23 debt and debt-like investments as of December 31, 2022, with 22 of those investments paying off in full since inception totaling over $55,000,000. The following table describes our debt related investment activity for the year ended December 31, 2022:

Investments in Debt(1)	Amount (in thousands)
Balance as of December 31, 2021	$7,948
Investments	-
Principal repayments	(4,623)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2022	$3,325

(1)	Investments include one mezzanine loan and two preferred equity investments with aggregate carrying balances of approximately $2,300,000 and $5,648,000, respectively. During the year ended December 31, 2022, the mezzanine financing was paid off in full and one of the preferred equity investments was paid off in full.

As of April 2023, we have 14 commercial real estate investments, including 13 joint venture equity investments and one preferred equity investment, with the underlying real estate spread across seven states. Of the 23 debt or debt-like investments that we have originated since inception, 22 have paid off in full. Moreover, 10 debt or debt-like investments have paid off since the outbreak of the COVID-19 pandemic, including five office assets, three retail assets and two multifamily assets. We have structured our current portfolio with significant concentrations in multifamily communities and office properties with strong tenancy, which we believe are economically resilient asset types.

Market Outlook and Recent Trends

During Q4 2022, the U.S. Bureau of Economic Analysis estimated that U.S. seasonally adjusted real GDP decreased 0.3% quarter over quarter. The Federal Reserve updated its forecast for 2023 growth in the nation’s GDP from the 1.2% it projected in September 2022 to 0.5% as well as projected a 4.6% unemployment rate for 2023, up from the September 2022 estimate of 4.4%. The unemployment rate ended 2022 at 3.7%. Average hourly earnings for employees increased 7.4% year over year according to the U.S. Bureau of Labor Statistics. In addition, the Consumer Price Index (“CPI”) rose year over year 7.7% in October, 7.1% in November, and 5.6% in December according to the U.S. Bureau of Labor Statistics. Shelter costs, which comprise approximately one-third of CPI, increased 7.0% year over year. Given the economic inflation, the Federal Reserve has taken steps to cool off the economy by increasing the Federal Funds Rate, the rate at which commercial banks borrow and lend their excess reserves to each other overnight, seven times in 2022 and one time in 2023 from a target rate of 0.00% to 0.25% to the current target rate of 4.50% to 4.75%. The Federal Reserve is reducing its balance sheet through quantitative tightening, allowing bonds to mature without reinvestment of the principal. As it relates to real estate purchases, the cost to finance a real estate investment with a mortgage increased in each quarter of 2022, stabilizing in Q4 2022.

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In order to achieve our investment objectives, we target income-producing investments in commercial real estate. These such investments will primarily follow an equity-focused strategy that targets preferred equity investments to maximize current income, with significant subordinate capital and downside structural protections, and joint venture equity investments to share the upside of asset appreciation with our shareholders. We will target highly occupied, stable properties and properties with modest value-add business plans to focus on current income and cash flow as well as potential downside protection. Additionally, in this inflationary environment, we believe real estate has the potential to hedge against inflation because property values and rents have historically been positively correlated with growth in inflation. Appreciation in property values can be as significant a part of a commercial real estate investment as cash flow from rental income. Rents are typically tied to inflation, and a property’s value is tied to its rental income. Therefore, as inflation drives up rent, the value of the underlying property typically increases as well. Inflation also generally makes new construction more expensive because the cost of building materials rises. Assuming demand remains the same or increases, less new construction could lead to an increase in the value of existing properties due to supply constraints. We like multifamily investments in an inflationary environment as the typical one-year lease term allows an owner to mark rents to market on an annual basis. Similarly, leases at office and retail assets typically include rent escalations to account for inflation as well, albeit not as effectively as shorter-term multifamily leases. While we will continue to pursue commercial real estate loans, such as senior and mezzanine loans, when compelling investment opportunities arise, our focus will be on preferred equity investments and joint venture equity investments as we currently believe they will produce the best risk-adjusted return. Our flexible approach to investing in any U.S. geography and in any of the major commercial real estate property types, including apartment buildings, self-storage facilities, retail centers and office buildings, allows us to quickly take advantage of opportunities created by market changes. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to invest in assets with attractive returns and strong structural features.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

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A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2022 and 2021, the Company held investments in 13 and 10 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) Topic 310, Receivables, which permits a creditor to measure an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate, which approximates fair value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of December 31, 2022 and 2021, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements. We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2022 and 2021. We had invested in 23 debt and debt-like investments, with 22 of those investments paying off in full, since inception as of December 31, 2022.

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Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. We assess the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. We estimate the fair value of the assets using market-based, cost-based and income-based valuation techniques.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of December 31, 2022 and 2021, no amortization of premium, discount or origination costs or fees has been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

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Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

Results of Operations

Operating Income and Net (Loss) Income

The years ended December 31, 2022 and 2021 resulted in net (loss) income attributable to RM Income REIT of approximately $(2,937,000) and $3,244,000, respectively. This change was primarily a result of the gain on deconsolidation in real estate investment related to the sale of the Company’s investment in Power House Sahara LV, LLC, a special purpose entity formed to acquire, renovate and operate Nevada Power Building, a commercial office building located in Las Vegas, Nevada, in 2021. Operating income was approximately $2,001,000 for the year ended December 31, 2022, compared to approximately $3,534,000 for the year ended December 31, 2021.

Rental Income, net

For the years ended December 31, 2022 and 2021, we earned net rental income of approximately $22,002,000 and $18,126,000, respectively. This increase was due to consolidated investments made in 2022 and 2021 and increased rental income for existing investments.

Tenant Reimbursements and Other Revenue

For the years ended December 31, 2022 and 2021, we earned tenant reimbursements and other revenue of approximately $4,538,000 and $3,626,000, respectively. This increase was due to consolidated real estate investments made in 2022 and 2021 and increased reimbursements for existing investments.

Interest and Preferred Return Income

For the years ended December 31, 2022 and 2021, we earned interest and preferred return income of approximately $716,000 and $1,073,000, respectively. This decrease was due to the payoff of real estate debt and debt-related investments in 2022.

Expenses

Interest Expense

For the years ended December 31, 2022 and 2021, we incurred interest expense of approximately $7,901,000 and $5,453,000, respectively. This increase was due to increased interest rates on variable rate financing combined with increased overall debt in 2022.

Asset Management Fees

For the years ended December 31, 2022 and 2021, we incurred fees of approximately $1,488,000 and $1,129,000, respectively. This increase was due to an increase in the Company’s NAV.

Depreciation and Amortization

For the years ended December 31, 2022 and 2021, we incurred depreciation and amortization expenses of approximately $9,873,000 and $8,968,000, respectively. This increase was due to consolidated real estate investments made in 2022 and 2021.

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Real Estate Operating Expenses

For the years ended December 31, 2022 and 2021, we incurred real estate operating expenses of approximately $11,807,000 and $7,828,000, respectively. This increase was due to consolidated real estate investments made in 2022 and 2021.

General and Administrative Expenses

For the years ended December 31, 2022 and 2021, we incurred general and administrative expenses of approximately $2,064,000 and $1,324,000, respectively. This increase was due to consolidated real estate investments made in 2022 and 2021.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We currently obtain the capital required to invest in and manage a diversified portfolio of commercial real estate investments and conduct our operations from the proceeds of the Offering and from any undistributed funds from our operations. As of December 31, 2022 and December 31, 2021, we had cash and cash equivalents of approximately $17,344,000 and $26,912,000, respectively, and $17,505,000 and $2,681,000, respectively, invested in marketable securities that provide returns on investment and are liquid, which provides flexibility for future investments. We anticipate that proceeds from the Offering and cash flow from operations will provide sufficient liquidity to meet future funding commitments as well as our operational costs for at least one year from the date the financial statements are available to be issued.

As of December 31, 2022, we had outstanding borrowings of approximately $202,166,000, net of deferred financing costs, from our consolidated investments. As of December 31, 2021, we had outstanding borrowings of $158,767,000, net of deferred financing costs, from our consolidated investments.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. Assuming we raise the maximum offering amount of $48,249,61 in the Second Follow-on Offering, our organization and offering expenses are expected to be approximately 3% of gross offering proceeds. If the Second Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, auditing fees, fees associated with SEC reporting requirements, insurance costs, tax return preparation fees, taxes and filing fees, administration fees and third-party costs associated with the aforementioned expenses.

Borrowers and real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection and origination or purchase of investments. We pay our Manager a monthly asset management fee equal to an annualized rate of 1.00% payable in arrears, which will be based on the total equity value. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding.

Cash Flow

The following presents our cash flows for the years ended December 31, 2022 and 2021 (in thousands):

Cash provided by (used in)	For the Year ended December 31, 2022	For the Year ended December 31, 2021
Operating Activities:	$5,824	$7,003
Investing Activities:	(80,753)	(114,432)
Financing Activities:	64,738	111,613
Net (decrease) increase in cash and cash equivalents and restricted cash	(10,191)	4,184
Cash and cash equivalents and restricted cash, beginning of year	31,799	27,615
Cash and cash equivalents and restricted cash, end of year	$21,608	$31,799

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Net cash provided by operating activities was approximately $5,824,000 and $7,003,000 for the years ended December 31, 2022 and 2021, respectively, and related principally to rental income and interest income generated from our investments.

Net cash used in investing activities was approximately $80,753,000 and $114,432,000 for the years ended December 31, 2022 and 2021, respectively, and related principally to the acquisition of new real estate investments, the purchase of marketable securities and proceeds from repayment of debt related investments.

Net cash provided by financing activities was approximately $64,738,000 and $111,613,000 for the years ended December 31, 2022 and 2021, respectively, and related principally to proceeds from the issuance of common shares pursuant to the Offering and borrowings under mortgages payable.

Off-Balance Sheet Arrangements

As of December 31, 2022 and 2021, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see Note 9 – “Related Party Arrangements” in Item 7. “Financial Statements” below.

Recent Developments

Offering Proceeds

As of March 31, 2023, we had raised total gross offering proceeds of approximately $132,097,000 from settled subscriptions and issued an aggregate of approximately 12,907,000 common shares.

Distributions

On December 31, 2022, our Manager authorized a daily cash distribution of $0.0018082192 per share (which equates to approximately 6.0% on an annualized basis assuming a $11.00 NAV per share, calculated for the period beginning January 1, 2023 and ending on January 12, 2023, and approximately 6.1% on an annualized basis assuming a $10.73 NAV per share, calculated for the period beginning January 13, 2023 and ending on January 31, 2023) of the Company’s common shares to shareholders as of the close of business on each day of the period commencing on January 1, 2023 and ending on January 31, 2023. The distributions were paid on or before February 15, 2023.

On December 31, 2022, our Manager authorized a daily cash distribution of $0.0017638356 per share (which equates to approximately 6.0% on an annualized basis assuming a $10.73 NAV per share, calculated for the period beginning February 1, 2023 and ending on February 28, 2023) of the Company’s common shares to shareholders as of the close of business on each day of the period commencing on February 1, 2023 and ending on February 28, 2023. The distributions were paid on or before March 15, 2023.

On February 28, 2023, our Manager authorized a daily cash distribution of $0.0017638356 per share of the Company’s common shares to shareholders as of the close of business on each day of the period commencing on March 1, 2023 and ending on March 31, 2023. The distributions were paid on or before April 15, 2023.

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Estimated NAV Per Share as of December 31, 2022

On January 13, 2023, our Manager determined that our estimated NAV per share is $10.73 as of December 31, 2022. The estimated NAV per share calculation as of December 31, 2022 reflects the total value of our assets minus the total value of our liabilities, divided by the number of common shares outstanding as of December 31, 2022.

As with any methodology used to estimate value, the methodology employed by Realty Mogul Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities. See the section of the Offering Circular captioned “Risk Factors ‒ There can be no assurance that our NAV per share will be accurate on any given date particularly in light of COVID-19 pandemic.”

Non-GAAP Financial Measures

Our Manager believes that FFO and AFFO, which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our Company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to shareholders, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our shareholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

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Our unaudited FFO and AFFO calculations for the years ended December 31, 2022 and 2021 are as follows (amounts in thousands):

	For the Year	For the Year
	ended	ended
	December 31,	December 31,
	2022	2021
	(in thousands)	(in thousands)
GAAP net (loss) income attributable to RealtyMogul Income REIT, LLC	$(2,937)	$3,244
Add: depreciation of properties	7,911	6,625
Adjustments for noncontrolling interests in depreciation	(2,017)	(1,789)
Add: amortization of lease intangibles	1,508	2,343
Adjustment for noncontrolling interest in amortization of lease intangible asset	(562)	(844)
Less: amortization of lease intangible liabilities	(155)	(1,553)
Adjustment for noncontrolling interest in amortization of lease intangible liabilities	67	754
Adjustment for change in fair value of interest rate swaps	(1,372)	(773)
Adjustment for noncontrolling interest in change in fair value of interest rate swaps	598	337
Adjustment for change in fair value of interest rate caps	(1,488)	—
Adjustment for noncontrolling interest in change in fair value of interest rate caps	516	—
Adjustments for unrealized loss on marketable securities	279	187
Adjustments for realized gain on marketable securities	(10)	(95)
Adjustment for gain on sale of real estate investment	—	(4,397)
FFO applicable to common shares	2,337	4,038
Add: amortization of deferred financing costs	452	277
Adjustment for noncontrolling interest in amortization of deferred financing costs	(130)	(66)
Add: stock award compensation	32	30
Adjustment for straight-line rent recognition	—	—
AFFO applicable to common shares	$2,691	$4,279

Item 3. Directors and Officers

We operate under the direction of our Manager, RM Adviser, LLC, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. A majority of the investment committee of our Manager will approve each of our investments. Jilliene Helman, our Manager’s Chief Executive Officer, and Eric Levy, our Manager’s Vice President, Portfolio Manager, make up our Manager’s investment committee. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow the investment and borrowing policies set forth in this Annual Report unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our LLC Agreement. We have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. Our Manager is a wholly-owned subsidiary of Realty Mogul, Co.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	36	Chief Executive Officer
Kevin Moclair	50	Chief Accounting Officer
Eric Levy	36	Vice President, Portfolio Manager
Alfred Tierney	40	Interim Chief Compliance Officer and Interim Secretary

*As of April 17, 2023.

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Jilliene Helman has served as our Manager’s Chief Executive Officer since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. During this time, over $1.0 billion of investments with property values worth over $5.9 billion have been listed on the Realty Mogul Platform. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Kevin Moclair has served as our Manager’s Chief Accounting Officer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally-managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Eric Levy has served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Apartment Growth REIT, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Alfred Tierney has served as the Interim Chief Compliance Officer and Interim Secretary of our Manager since April 2023. Mr. Tierney has also served as the general counsel of Realty Mogul, Co. since August 2022 and as Vice President, Legal of RealtyMogul, Co. from July 2021 to August 2022. Mr. Tierney is responsible for managing all legal and regulatory matters for Realty Mogul, Co. and its wholly-owned subsidiaries, including our Manager. Prior to joining RealtyMogul, from 2010 through 2021, Mr. Tierney served as Senior Counsel with the SEC, including with the Division of Enforcement’s Asset Management Unit where he led investigations into potential violations of federal securities laws, and with the Division of Investment Management’s Chief Counsel’s Office where he provided guidance concerning investment advisers, private funds, and investment companies. Mr. Tierney holds a B.S. in Finance and an MBA from San Diego State University, and a J.D. from California Western School of Law.

Compensation of Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, we pay each of the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 common shares per year.

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Independent Representative

On January 22, 2021, our Manager appointed Louis S. Weeks III to serve as an independent representative. In consideration for his services, we will pay Mr. Weeks a retainer of 1,000 common shares per year.

Mr. Weeks is the Founder and Principal at SeaburyCoxe Advisors LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. Mr. Weeks has been involved in commercial real estate investments and finance for more than 35 years. He spent 26 years at ColumbiaNational Real Estate Finance, an 80-year-old Mortgage Banking firm in Baltimore, MD founded by the late James W. Rouse. His responsibilities included 10 years as the firm’s Managing Partner and CEO. He was responsible for the firm’s overall operations, production, servicing and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and Bankers Trust Co. He has been an active member of the local chapters of NAIOP (the Commercial Real Estate Development Association), the Urban Land Institute, the International Council of Shopping Centers, the Mortgage Bankers Association and the Baltimore Downtown Partnership and served on numerous local community organizations. Mr. Weeks has also served as an independent director on the board of directors of RealtyMogul Apartment Growth REIT, Inc. since 2017. We believe that Mr. Weeks’s significant experience makes him qualified to serve as an independent representative.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager, for the executive officers of our Manager as a group and for our independent representative. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W. Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Number of
	Shares
	Beneficially	Percent of All
Name of Beneficial Owner (1)	Owned	Shares
RM Sponsor, LLC (2)	295	*%
Jilliene Helman	3,169	*
Eric Levy	5,082	*
Kevin Moclair	-	-
Alfred Tierney	-	-
Louis S. Weeks III	3,148	*
All executive officers of our Manager as a group (4 persons)	11,694	*	%

*	Represents less than 1.0% of our outstanding common shares
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	All voting and investment decisions with respect to our common shares that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see Note 8 – “Related Party Arrangements” in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

20

Item 7. Financial Statements

RealtyMogul Income REIT, LLC

F-1

Independent Auditor’s Report

To the Management of

RealtyMogul Income REIT, LLC

Opinion

We have audited the consolidated financial statements of RealtyMogul Income REIT, LLC (the “Company”) which comprise the consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Income REIT, LLC as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/CohnReznick LLP

Atlanta, Georgia

April 28, 2023

F-2

RealtyMogul Income REIT, LLC

Consolidated Balance Sheets

As of December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	As of December 31,
	2022	2021
ASSETS
Real estate investments, at cost
Land	$30,928	$25,226
Building and improvements	253,141	192,325
Tenant improvements	3,556	2,588
Total real estate investments, at cost	287,625	220,139
Less accumulated depreciation	(16,364)	(8,453)
Real estate investments, net	271,261	211,686
Real estate debt investments, net	3,325	7,948
Marketable securities, at fair value	17,505	2,681
Intangible lease assets, net	4,142	4,206
Lease commissions, net	707	-
Real estate tax abatement, net	3,640	3,905
Cash and cash equivalents	17,344	26,912
Shareholder funds receivable	292	359
Deferred offering costs, net	209	-
Restricted cash, escrows and deposits	4,264	4,887
Prepaid expenses	547	274
Interest receivable	34	175
Rent receivable, net	716	860
Interest rate caps, at fair value	1,488	-
Interest rate swaps, at fair value	849	-
Other receivables	111	389
Total Assets	$326,450	$264,282

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$3,168	$2,833
Deferred offering costs payable	19	103
Mortgages payable, net of deferred financing costs of $2,078 and $1,908	202,166	158,767
Intangible lease liabilities, net	1,176	1,298
Security deposits	899	921
Distributions payable	623	1,586
Settling subscriptions payable	1,087	944
Asset management fee payable	82	109
Interest rate swaps, at fair value	-	522
Other liabilities	898	571
Total Liabilities	210,118	167,654

Members’ Equity
Common shares; unlimited shares authorized; 11,215,814 and 9,198,384 shares issued and outstanding as of December 31, 2022 and 2021, respectively	110,855	89,599
Accumulated deficit	(19,093)	(9,275)
Total RealtyMogul Income REIT, LLC Equity	91,762	80,324
Noncontrolling interests in consolidated joint ventures	24,570	16,304
Total Members’ Equity	116,332	96,628

Total Liabilities and Members’ Equity	$326,450	$264,282

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RealtyMogul Income REIT, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Revenues
Rental income, net	$22,002	$18,126
Tenant reimbursements and other revenue	4,538	3,626
Interest and preferred return income	716	1,073
Total Revenues	27,256	22,825

Operating Expenses
Asset management fees	1,488	1,129
Depreciation and amortization	9,873	8,968
Real estate operating expenses	11,807	7,828
Servicing fee	23	42
General and administrative expenses	2,064	1,324
Total Operating Expenses	25,255	19,291
Operating Income	2,001	3,534
Other (Income) and Expenses
Interest expense	7,901	5,453
Change in fair value of derivative	(1,372)	(773)
Change in fair value of interest rate cap	(1,488)	-
Other income	(144)	(118)
Unrealized loss on investment in marketable securities	279	187
Gain on sale of real estate investment	-	(4,397)
Realized gain on marketable securities	(10)	(95)
Consolidated Net (Loss) Income	(3,165)	3,277
Net (Loss) Income attributable to Noncontrolling Interests	(228)	33
Net (Loss) Income attributable to RealtyMogul Income REIT, LLC	$(2,937)	$3,244

Net (loss) income per basic and diluted common share	$(0.28)	$0.39
Weighted average common shares outstanding	10,461,164	8,329,924

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Income REIT, LLC

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2022 and 2021

(Amounts in thousands, except share data)

				Total	Noncontrolling
	Common Shares		Accumulated	RealtyMogul Income REIT,	Interest in Consolidated	Total Members’
	Shares	Amount	Deficit	LLC Equity	Joint Ventures	Equity
Balance as of December 31, 2020	7,555,969	$73,256	$(6,225)	$67,031	$9,395	$76,426
Proceeds from issuance of common shares, net of syndication costs	2,002,326	20,814	-	20,814	-	20,814
Stock award	3,000	30	-	30	-	30
Repurchase of common shares	(362,911)	(3,842)	-	(3,842)	-	(3,842)
Amortization of deferred offering costs	-	(659)	-	(659)	-	(659)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	13,435	13,435
Distributions declared on common shares	-	-	(6,294)	(6,294)	-	(6,294)
Distributions to noncontrolling interests	-	-	-	-	(1,346)	(1,346)
Distribution of noncontrolling interests	-	-	-	-	(5,213)	(5,213)
Net income	-	-	3,244	3,244	33	3,277
Balance as of December 31, 2021	9,198,384	$89,599	$(9,275)	$80,324	$16,304	$96,628
Proceeds from issuance of common shares	2,482,109	27,154	-	27,154	-	27,154
Stock award	3,000	32	-	32	-	32
Repurchase of common shares	(467,679)	(5,102)	-	(5,102)	-	(5,102)
Amortization of deferred offering costs	-	(828)	-	(828)	-	(828)
Contributions from noncontrolling interests	-	-	-	-	10,250	10,250
Distributions declared on common shares	-	-	(6,881)	(6,881)	-	(6,881)
Distributions to noncontrolling interests	-	-	-	-	(1,756)	(1,756)
Net loss	-	-	(2,937)	(2,937)	(228)	(3,165)
Balance as of December 31, 2022	11,215,814	$110,855	$(19,093)	$91,762	$24,570	$116,332

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Income REIT, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
OPERATING ACTIVITIES:
Consolidated net (loss) income	$(3,165)	$3,277
Adjustments to reconcile consolidated net (loss) income to net cash provided by operating activities:
Depreciation	7,911	6,625
Unrealized loss on marketable securities	279	187
Realized gain on marketable securities	(10)	(95)
Gain on sale of real estate investment	-	(4,397)
Stock award compensation	32	30
Amortization of intangible assets relating to leases	1,508	2,277
Amortization of intangible liabilities relating to leases	(155)	(1,553)
Amortization of deferred financing costs	452	277
Amortization of real estate tax abatement	265	66
Amortization of lease commissions	188	-
Change in fair value of interest rate caps	(1,488)	-
Change in fair value of interest rate swaps	(1,372)	773
Changes in assets and liabilities:
Net change in prepaid expenses	(273)	(105)
Net change in interest receivable	141	(86)
Net change in rent receivable	144	354
Net change in other receivables	278	23
Net change in other assets	(16)	-
Net change in accounts payable and accrued expenses	827	172
Net change in asset management fee payable	(27)	46
Net change in security deposit	(22)	488
Net change in other liabilities	(327)	(1,356)
Net cash provided by operating activities	5,824	7,003
INVESTING ACTIVITIES:
Purchases of real estate	(65,052)	(127,234)
Payment of lease commissions	(725)	-
Purchase of marketable securities	(18,593)	-
Improvements to real estate	(4,506)	(2,913)
Repayment of debt related investments	4,623	1,575
Proceeds from sales of marketable securities	3,500	3,994
Proceeds from sale of real estate investment	-	10,146
Net cash used in investing activities	(80,753)	(114,432)
FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	22,795	17,881
Repurchase of common shares	(4,959)	(3,571)
Payment of cash distributions	(3,418)	(2,301)
Capital contribution from noncontrolling interests	10,250	13,435
Distribution to noncontrolling interest	(1,756)	(1,346)
Borrowings under mortgages payable	43,492	89,922
Deferred offering costs paid	(1,121)	(594)
Payment of finance costs	(438)	(1,232)
Repayment of debt	(107)	(581)
Net cash provided by financing activities	64,738	111,613

Net (decrease) increase in cash and cash equivalents and restricted cash	(10,191)	4,184
Cash and cash equivalents and restricted cash, beginning of year	31,799	27,615
Cash and cash equivalents and restricted cash, end of year	$21,608	$31,799

Cash paid for interest	$7,339	$5,171
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

Shareholder funds receivable	$68	$(142)
Change in settling subscriptions payable	$143	$271
Change in distributions declared but not paid	$(963)	$1,203
Change in deferred offering costs payable	$(84)	$65
Shares issued through distribution reinvestment program	$4,426	$2,791
Sale of real estate investment which included intangible lease assets of $6,486, investment in real estate of $50,901, intangible lease liabilities of $23,930, mortgage payable of $23,366 and distribution of non-controlling interest of $5,213.	$-	$4,878

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 1 – Formation and Organization

RealtyMogul Income REIT, LLC (the “Company”) is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of commercial real estate investments, including loans, equity in commercial real estate ventures and other real estate-related assets. The Company was formed under the name MogulREIT I, LLC and, effective October 15, 2021, changed its name to RealtyMogul Income REIT, LLC. The use of the terms “RealtyMogul Income REIT,” the “Company,” “we,” “us,” or “our” in this annual report refer to RealtyMogul Income REIT, LLC and its subsidiary collectively, unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“RM Adviser” or “Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”).

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offerings”) and terminated our Follow-on Offering. We are offering in the Second Follow-on Offering up to $48,250 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of April 25, 2022 out of the rolling 12-month maximum offering amount of $75,000 in our common shares. Our offering price per share equals the most recently announced NAV per share, which is $10.73 per share, as of December 31, 2022. As of December 31, 2022, we had issued an aggregate of 12,608,347 common shares in the Offerings for gross offering proceeds of approximately $128,882.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of members’ equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

F-7

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

GAAP requires any subsidiaries, investment, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly-owned subsidiary, Realty Mogul 83, LLC (“RM83”), which was formed during 2017, its controlled joint ventures, RM La Privada, LLC (“La Privada”), RM The Hamptons, LLC (“The Hamptons”), and Columbus Office Portfolio, LLC (“Columbus”), all of which were acquired during 2019, RM Pohlig, LLC (“Pohlig”) and RM Lubbock MOB, LLC (“Lubbock MOB”), all of which were acquired during 2020, RM Turtle Creek, LLC (“Turtle Creek”), RM Kings Landing, LLC (“Kings Landing”), RM Roosevelt Commons, LLC (“Roosevelt Commons”), RM Minnehaha Meadows, LLC (“Minnehaha Meadows”) and RM Bentley, LLC (“Bentley Apartments”), all of which were acquired during 2021, and RM Haverford Place, LLC (“Haverford Place”), RM Edison, LLC (“Edison Apartments”) and RICORE Columbia Square, LLC (“Columbia Square”), all of which were acquired during 2022.

All significant intercompany balances and transactions are eliminated in consolidation.

Reclassification

The Company has reclassified certain items on the consolidated balance sheets and consolidated statements of operations and cash flows for the prior year to conform with the current year presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Earnings Per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the period. Basic earnings per share is computed by dividing income available to common members by the weighted-average common shares outstanding during the period. Diluted net income per share of common stock equals basic net income per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2022 and 2021.

Shareholder Funds Receivable

Shareholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2022 and 2021, there was $292 and $359, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Shareholder funds receivable are carried at cost which approximates fair value.

Settling Subscriptions Payable

Share repurchases initiated in December 2022 and December 2021 were settled in February 2023 and February 2022, respectively. These liabilities were reversed subsequent to December 31, 2022 and December 31, 2021 when the share repurchases settled in February 2023 and February 2022, respectively.

F-8

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2022, the Company’s investments in real estate operate in Virginia, Ohio, Texas, Missouri, Washington, Kentucky and Oregon. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

For the year ended December 31, 2022, the Company’s annualized rental income in real estate equity investments by state is approximately 27%, 21%, 18%, 12%, 9%, 8% and 5%, for Ohio, Missouri, Virginia, Texas, Kentucky, Washington and Oregon, respectively.

Organization, Offering and Related Costs

Organization and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees and expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to members’ equity. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Second Follow-on Offering is not successfully completed. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the Offerings.

As of December 31, 2022 and 2021, the Manager had incurred offering costs of $3,562 and $2,525, respectively, on behalf of the Company. As of December 31, 2022 and 2021, $3,353 and $2,525, respectively, of offering costs had been amortized and were included in the consolidated statements of members’ equity. Deferred offering costs are amortized in proportion to the offering proceeds received over the offering proceeds expected to be received.

F-9

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassesses the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2022 and 2021, the Company held investments in 13 and 10 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

F-10

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) Topic 310, Receivables, which permits a creditor to measure an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate, which approximates fair value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Income Taxes

The Company has elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2022 and 2021.

For the years ended December 31, 2022 and 2021, $6,881 and $6,294, respectively, in distributions have been declared to shareholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the shareholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the shareholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our shareholders’ common shares.

Tax periods from 2019 to 2022 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

F-11

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment includes terms that are similar to interest on a debt instrument. As of December 31, 2022 and 2021, no amortization of premium, discount, or origination costs or fees have been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance, and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The adoption of ASC 606 in 2019 did not materially change our revenue recognition patterns.

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standards Update (“ASU”) 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

F-12

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors. As of December 31, 2022 and 2021, the Company determined that there was no impairment of long-lived assets.

For each lease we assume through an acquisition of a property, the Company applies ASC 805-20-25-12 to determine whether the terms of the lease are favorable or unfavorable compared with the market terms of a lease for a similar property at the acquisition date. If the terms are favorable, an above-market lease intangible asset is recorded, and if the terms are unfavorable, a below-market lease liability is recorded. ASC 805-20-25-12 does not provide further guidance on how to arrive at the fair value of the above- or below-market lease intangible asset or liability, so the Company refers to ASC 820 and ASC 842 for the appropriate valuation guidance. ASC 820 provides detailed guidance for using management’s judgment and other market participant considerations in assessing fair value when quoted prices are not available. Primarily all of the Company’s existing above- and below-market leases resulted from our 2019 to 2022 acquisitions of office properties.

Restricted Cash and Escrows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statements of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statements of cash flows. The adoption of this standard results in amounts previously recorded in cash provided by (used in) operating activities on the statements of cash flows to be included in the beginning and ending balances of cash and cash equivalents and restricted cash on the statements of cash flows. The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the consolidated balance sheets to be included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows.

F-13

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The following are the amounts reported on the consolidated balance sheets that are included in Cash and Cash Equivalents and Restricted Cash on the consolidated statements of cash flows:

	December 31, 2022	December 31, 2021

Cash and cash equivalents	$17,344	$26,912
Restricted cash, escrows and deposits	4,264	4,887
Total cash and cash equivalents and restricted cash	$21,608	$31,799

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2022 and 2021, there was $254 and $426, respectively, in the allowance for doubtful accounts. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2022 and 2021, were $328 and $157, respectively.

Depreciation and Amortization

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life of 30 to 49 years. Site improvements, building improvements and tenant improvements are depreciated on the straight-line method over an estimated useful life of 1.1 to 19 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Amortization of intangible lease assets is computed over the remaining life of the leases using the straight-line method. Amortization of the real estate tax abatement is computed over the 15-year abatement period using the straight-line method.

Deferred Financing Costs

Mortgage costs are deferred and amortized using the straight-line method, which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations.

F-14

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and the Company does not use such agreements for trading purposes. The Company has determined that the fair value of the interest rate cap of $1,488 and $0 as of December 31, 2022 and 2021, respectively, in connection with Kings Landing, which is included in interest rate caps, at fair value in the accompanying consolidated balance sheets, was not significant. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments were not significant to the overall valuation of the interest rate caps as of December 31, 2022 and 2021. As a result, the fair value of the interest rate caps were considered to be based primarily using Level 2 inputs.

On a recurring basis, the Company measures its interest rate swap derivative on the Columbus portfolio at its estimated fair value. In determining the fair value of its interest rate swap derivative, the Company uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that the impact of the credit valuation adjustments were not significant to the overall valuation of the swap. As a result, the fair value of the swap is considered to be based primarily on Level 2 inputs and a Level 2 measurement.

F-15

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The interest rate swap agreement with a notional amount of $29,711 terminating in October 2023 related to the Columbus portfolio had an estimated derivative asset and liability fair value, respectively, of $849 and $(522) as of December 31, 2022 and 2021, respectively, which is included in interest rate swaps, at fair value in the accompanying consolidated balance sheets.

The Company is required to disclose an estimate of fair value of financial instruments for which it is practicable to estimate the fair value. For certain financial instruments, fair values are not readily available since there are no active trading markets characterized by current exchanges by willing parties. The Company believes that the carrying amount reasonably approximates the fair value of the Company’s financial instruments.

Fair Value Option

ASC 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

New accounting pronouncements

The Company adopted Accounting Standards Update 2016-02 (as amended), Leases (Topic 842), on January 1, 2022 (the “Adoption Date”). Additionally, the Company elected and applied the following practical expedients on the Adoption Date:

●	The package of practical expedients permitting the Company to not reassess (i) the lease classification of existing leases; (ii) whether existing and expired contracts are or contain leases; and (iii) initial direct costs for existing leases.

Leases with commercial and residential tenants not classified as sales-type or direct financing leases are classified as operating leases. The Company accounted for its existing leases with commercial and residential tenants as operating leases. As lessor in commercial and residential lease arrangements, there were no accounting adjustments required.

There was no cumulative effect adjustment to retained earnings required upon adoption of the new standard.

Note 3 – Real Estate Debt Investments

We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2022 and 2021. We have invested in 23 debt and debt-like investments with 22 of those investments paid off in full since inception through December 31, 2022.

F-16

The following table presents the Company’s investments in real estate debt related assets as of December 31, 2022 and 2021:

As of December 31, 2022:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2022	1	$3,325	$3,325	14.00%	100.00%

As of December 31, 2021:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Mezzanine Loan	1	$2,300	$2,300	10.00%	28.94%
Preferred Equity	2	5,648	5,648	13.18%	71.06%
Balance as of December 31, 2021	3	$7,948	$7,948	12.26%	100.00%

F-17

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The following tables present certain information about the Company’s investments in real estate-related assets, as of December 31, 2022 and 2021, by contractual maturity grouping:

As of December 31, 2022:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2022	1	$-	$3,325	$-	$-

As of December 31, 2021:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Mezzanine Loan	1	$2,300	$-	$-	$-
Preferred Equity	2	-	-	5,648	-
Balance as of December 31, 2021	3	$2,300	$-	$5,648	$-

The following table describes our debt related investment activities for the years ended December 31, 2022 and 2021:

Investments in Debt:	Amount
Balance as of December 31, 2020	$9,523
Principal repayments	(1,575)
Balance as of December 31, 2021	7,948
Principal repayments	(4,623)
Balance as of December 31, 2022	$3,325

F-18

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2022 and 2021, all investments are considered to be performing and no allowance for loan loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment. As of both December 31, 2022 and 2021, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements.

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated investments in real estate as of December 31, 2022:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
Columbia Square	$1,331	$10,191	$396	$(128)	$11,790
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(361)	19,369
Gresham, OR
Haverford Place	2,749	29,693	-	(889)	31,553
Georgetown, KY
Bentley Apartments	1,565	25,517	-	(779)	26,303
Grove City, OH
Roosevelt Commons	889	11,901	-	(334)	12,456
Vancouver, WA
Minnehaha Meadows	1,289	15,426	-	(449)	16,266
Vancouver, WA
Kings Landing	3,901	37,554	65	(1,591)	39,929
Creve Coeur, MO
Turtle Creek	3,069	22,133	-	(1,064)	24,138
Fenton, MO
Lubbock MOB	1,359	6,173	264	(516)	7,280
Lubbock, TX
Pohlig	1,660	15,571	50	(1,529)	15,752
Richmond, VA
Columbus	4,748	30,192	2,781	(3,980)	33,741
Columbus, OH
The Hamptons	4,226	19,761	-	(2,781)	21,206
Virginia Beach, VA
La Privada Apartments	2,520	10,921	-	(1,963)	11,478
El Paso, TX
Total	$30,928	$253,141	$3,556	$(16,364)	$271,261

F-19

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Depreciation expense amounted to $7,848 and $6,625, respectively, for the years ended December 31, 2022 and 2021.

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2022:

Description of Property	Intangible Lease Asset	Amortization of Intangible Lease Asset	Lease Commissions	Amortization of Lease Commissions	Intangible Lease Liability	Amortization of Intangible Lease Liability	Real Estate Tax Abatement	Amortization of Real Estate Tax Abatement	Total
Columbia Square	$1,466	$(140)	$-	$-	$(33)	$2	$-	$-	$1,295
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(331)	3,640
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	189	(57)	-	-	-	-	132
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Lubbock MOB	864	(193)	-	-	-	-	-	-	671
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(2,070)	725	(150)	(1,630)	485	-	-	1,575
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
La Privada Apartments	282	(282)	-	-	-	-	-	-	-
El Paso, TX
Total	$9,183	$(5,041)	$914	$(207)	$(1,663)	$487	$3,971	$(331)	$7,313

F-20

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

As of both December 31, 2022 and 2021, the amortization period for the intangible lease assets ranges from 3 months to 13.5 years. At December 31, 2022 and 2021, accumulated amortization of intangible lease assets was $5,041 and $3,551, respectively. The unamortized balance of intangible lease assets, at December 31, 2022 and 2021, was $4,142 and $4,206, respectively. At December 31, 2022 and 2021, accumulated amortization of lease commissions was $207 and $0, respectively. The unamortized balance of lease commissions, at December 31, 2022 and 2021, was $707 and $0, respectively. At December 31, 2022 and 2021, accumulated amortization of real estate tax abatement was $331 and $66, respectively. The unamortized balance of real estate tax abatement, at December 31, 2022 and 2021, was $3,640 and $3,905, respectively. For the years ended December 31, 2022 and 2021, the Company recognized amortization expense of $1,961 and $2,343, respectively.

At December 31, 2022 and 2021, accumulated amortization of below-market lease liabilities was $487 and $332, respectively. The unamortized balance of below-market lease liabilities, at December 31, 2022 and 2021, was $1,176 and $1,298, respectively. For the years ended December 31, 2022 and 2021, the Company recorded amortization expense in real estate income of $155 and $153, respectively, in the consolidated statements of operations.

Minimum Future Rents and Amortization of Lease Intangible Assets

The multi-family rental properties owned at December 31, 2022 are principally leased under 12-month operating leases with tenant renewal rights. For office properties, the following details the future minimum rents and amortization of intangible lease assets and liabilities over the next five years and thereafter:

Year Ending December 31,	Future minimum lease payments	Amortization of intangible lease assets	Amortization of lease commissions	Amortization of intangible lease liabilities	Amortization of real estate tax abatement
2023	$4,950	$1,149	$54	$160	$265
2024	4,512	1,149	47	160	265
2025	4,234	1,149	43	160	265
2026	3,460	330	20	160	265
2027	2,708	77	-	160	265
Thereafter	12,529	288	543	376	2,315
Total	$32,393	$4,142	$707	$1,176	$3,640

F-21

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 5 – Marketable Securities

As of December 31, 2022, the Company held one investment in an exchange traded fund and two investments in United States treasury bills (“U.S. T-bills”) for a total cost of $17,702. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,316	$2,316	$-	$-
Investment in U.S. T-bills (3 months or less)	15,189	15,189	-	-
Investment in marketable securities	$17,505	$17,505	$-	$-

As of December 31, 2021, the Company held one investment in an exchange traded fund for a total cost of $2,599. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,681	$2,681	$-	$-

The unrealized loss on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $279 and $187 for the years ended December 31, 2022 and 2021, respectively.

On November 14, 2022, the Company purchased one investment in exchange traded funds at cost value of $3,490 and sold it on December 13, 2022 for $3,500. For the year ended December 31, 2022, the Company reported $10 of realized gain on sale of marketable securities, reported in the consolidated statements of operations.

During 2021, the Company sold one investment in exchange traded funds, which was reported at fair value of $4,084 at December 31, 2020. For the year ended December 31, 2021, the Company recognized $95 of net realized appreciation on investment in real estate, reported in the consolidated statements of operations.

F-22

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 6 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net balances per the consolidated balance sheets:

December 31, 2022
Mortgages payable, gross	$204,060
Unamortized deferred financing costs	(1,894)
Mortgages payable, net	$202,166

December 31, 2021
Mortgages payable, gross	$160,675
Unamortized deferred financing costs	(1,908)
Mortgages payable, net	$158,767

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,
2023	$29,831
2024	30,761
2025	363
2026	1,086
2027	16,655
Thereafter	125,364
Total	$204,060

The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

F-23

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The details of the mortgages payable as of December 31, 2022 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type	Interest rate	Amortization Start Date	Principal Balance as of December 31, 2022
Columbia Square	$8,870	8/23/2022	9/1/2029	Fixed	4.95%	10/1/2024	$8,923
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed	3.58%	5/31/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed	3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed	3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed	2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed	2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing	29,614	7/28/2021	8/6/2024	LIBOR+ 315 BPS	5.15%	-	30,443
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed	3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed	3.37%	1/1/2024	10,829
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed	4.15%	7/1/2020	5,581
Lubbock, TX
Columbus	33,636	11/1/2019	11/1/2023	LIBOR + 215 BPS	6.27%	-	29,724
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed	4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments	10,070	5/31/2019	6/6/2029	Fixed	4.89%	-	10,070
El Paso, TX
Total	$207,354	-	-	-	-	-	$204,060

F-24

The details of the mortgages payable as of December 31, 2021 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type	Interest Rate as of December 31, 2021	Amortization Start Date	Principal Balance as of December 31, 2021
Bentley Apartments	$21,140	10/13/2021	11/1/2031	Fixed	3.43%	12/1/2025	$21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed	2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed	2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing	29,614	7/28/2021	8/6/2024	LIBOR+ 315 BPS	4.30%	-	29,614
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed	3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed	3.37%	1/1/2024	10,829
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed	4.15%	7/1/2020	5,688
Lubbock, TX
Columbus	33,636	11/1/2019	11/1/2023	LIBOR + 215 BPS	2.25%	-	28,443
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed	4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments	10,070	5/31/2019	6/6/2029	Fixed	4.89%	-	10,070
El Paso, TX
Total	$166,025	-	-	-	-	-	$160,675

For all debt outstanding for which the variable rate is dependent on LIBOR, the applicable loan agreements state that the rate will transition to an alternative index or substitute rate if the LIBOR rate is discontinued.

Note 7 – Business Combinations and Asset Acquisitions

RICORE Columbia Square, LLC

On August 23, 2022, the Company acquired a 83.3% equity interest in Columbia Square, a special purpose entity (“SPE”) formed to acquire, renovate, own and operate Columbia Square Office and Retail, a mixed-use asset located in Cincinnati, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Columbia Square is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

F-25

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Columbia Square and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

August 23, 2022
Consideration
Cash (including transaction costs of $574 and debt proceeds of $8,870)	$13,271
Fair value of total consideration transferred	$13,271

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,331
Buildings, site improvements and furniture and equipment	10,503
Intangible lease asset	1,433
Escrow, deposits and other assets	4
Total identifiable net assets	$13,271

RM Edison, LLC

On March 30, 2022, the Company acquired a 57.9% equity interest in Edison Apartments, an SPE formed to acquire, renovate, own and operate Edison Apartments, an apartment community located in Gresham, Oregon.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Edison Apartments is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Edison Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

March 30, 2022
Consideration
Cash (including transaction costs of $494 and debt proceeds of $11,545)	$20,056
Fair value of total consideration transferred	$20,056

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,622
Buildings, site improvements and furniture and equipment	18,079
Intangible lease asset	294
Escrow, deposits and other assets	61
Total identifiable net assets	$20,056

F-26

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

RM Haverford Place, LLC

On February 2, 2022, the Company acquired a 62.3% equity interest in Haverford Place, an SPE formed to acquire, renovate, own and operate Haverford Place, an apartment community located in Georgetown, Kentucky.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Haverford Place is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Haverford Place and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

February 2, 2022
Consideration
Cash (including transaction costs of $781 and debt proceeds of $20,914)	$31,853
Fair value of total consideration transferred	$31,853

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$2,749
Buildings, site improvements and furniture and equipment	28,737
Intangible lease asset	344
Escrow, deposits and other assets	23
Total identifiable net assets	$31,853

RM Bentley, LLC

On October 13, 2021, the Company acquired a 71.8% equity interest in Bentley Apartments, an SPE formed to acquire, renovate, own and operate Bentley Apartments, an apartment community located in Grove City, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Bentley Apartments is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

F-27

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Bentley Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

October 13, 2021
Consideration
Cash (including transaction costs of $847 and debt proceeds of $21,140)	$31,049
Fair value of total consideration transferred	$31,049

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,565
Buildings, site improvements and furniture and equipment	25,265
Intangible lease asset and real estate tax abatement	4,217
Escrow, deposits and other assets	2
Total identifiable net assets	$31,049

RM Roosevelt Commons, LLC

On September 20, 2021, the Company acquired a 62.6% equity interest in Roosevelt Commons, an SPE formed to acquire, renovate, own and operate Roosevelt Commons, an apartment community located in Vancouver, Washington.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Roosevelt Commons is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Roosevelt Commons and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

September 20, 2021
Consideration
Cash (including transaction costs of $310 and debt proceeds of $8,076)	$12,862
Fair value of total consideration transferred	$12,862

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$889
Buildings, site improvements and furniture and equipment	11,889
Intangible lease asset	81
Escrow, deposits and other assets	3
Total identifiable net assets	$12,862

F-28

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

RM Minnehaha Meadows, LLC

On September 20, 2021, the Company acquired a 64.8% equity interest in Minnehaha Meadows, an SPE formed to acquire, renovate, own and operate Minnehaha Meadows, an apartment community located in Vancouver, Washington.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Minnehaha Meadows is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Minnehaha Meadows and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

September 20, 2021
Consideration
Cash (including transaction costs of $384 and debt proceeds of $12,065)	$16,844
Fair value of total consideration transferred	$16,844

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,289
Buildings, site improvements and furniture and equipment	15,402
Intangible lease asset	146
Escrow, deposits and other assets	7
Total identifiable net assets	$16,844

RM Kings Landing, LLC

On July 28, 2021, the Company acquired a 65.3% equity interest in Kings Landing, an SPE formed to acquire, renovate, own and operate Kings Landing, a multi-family apartment community located in Creve Coeur, Missouri.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Kings Landing is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

F-29

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Kings Landing and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

July 28, 2021
Consideration
Cash (including transaction costs of $922 and debt proceeds of $29,614)	$41,039
Fair value of total consideration transferred	$41,039

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$3,901
Buildings and site improvements	36,511
Tenant improvements	65
Intangible lease asset	544
Escrow, deposits and other assets	18
Total identifiable net assets	$41,039

RM Turtle Creek, LLC

On January 28, 2021, the Company acquired a 72.2% equity interest in Turtle Creek, an SPE formed to acquire, renovate, own and operate Turtle Creek, an apartment community located in Fenton, Missouri.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Turtle Creek is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Turtle Creek and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

January 28, 2021
Consideration
Cash (including transaction costs of $593 and debt proceeds of $18,900)	$25,485
Fair value of total consideration transferred	$25,485

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$3,069
Buildings and site improvements	22,094
Intangible lease asset	305
Escrow, deposits and other assets	17
Total identifiable net assets	$25,485

F-30

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 8 – Related Party Arrangements

From time to time, an SPE in which we invest may pay our Manager or an affiliate of our Manager fees relating to the investment and management of our equity investments in real estate assets. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular SPE and not by us, and we will not be entitled to these fees. Although the SPE pays these fees, there may be instances in which we are the sole member, or have control, of the SPE in connection with an equity investment in a real estate asset. Such fees include the following:

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 3.0% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with our Manager in an amount up to 1.0% of the financing amount in the event that an affiliate or officer of our Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.
●	Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 2.0% of the contract sales price of a property in the event that an affiliate of our Manager or our Manager provides disposition services for the property.

●	Promoted Interest – interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (8.0% or higher) cumulative, non-compounded preferred return.

In addition, from time to time, when one of the affiliates of our Manager, including Realty Mogul Commercial Capital, Co., originates a commercial real estate loan or preferred equity investment that is sold to us, the borrower of the transaction may pay fees to Realty Mogul Commercial Capital, Co. The following fees may be paid by the borrower of a loan to affiliates of our Manager relating to the origination, investment and management of our debt, fixed income, and preferred equity assets. Such fees are paid to Realty Mogul Commercial Capital, Co. by the borrower entity and not by us. We will not be entitled to this fee.

F-31

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 2.0% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1.0% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is also entitled to promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (8.0% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular SPE and not by us, and we will not be entitled to these fees. Although the SPE pays these fees, there are instances in which we are the sole member, and have control, of the SPE in connection with an investment in an equity asset.

For the year ended December 31, 2022, $27 and $15, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments. For the year ended December 31, 2021, $23 and $21, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments.

For the year ended December 31, 2021, a disposition fee in the amount of $500 was paid to the Manager on behalf of the Company in connection with the sale of the Company’s investment in Power House Sahara LV, LLC (“NV Energy”), an SPE formed to acquire, renovate and operate Nevada Power Building, a commercial office building located in Las Vegas, Nevada.

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the Second Follow-on Offering. The Company will reimburse the Manager for third-party organization and offering costs it incurs on our behalf. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

F-32

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

As of December 31, 2022 and 2021, the Company owed its Manager $19 and $103, respectively, in deferred offering costs. As of December 31, 2022 and 2021, $3,353 and $2,525, respectively, in offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings. During the year ended December 31, 2022, $1,121 of deferred offering costs were repaid to the Manager.

The Company pays the Manager a monthly asset management fee equal to an annualized rate of 1.0% of total equity value, payable in arrears. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding. During the years ended December 31, 2022 and 2021, $1,150 and $878, respectively, of asset management fees were charged by the Manager. As of December 31, 2022 and 2021, $82 and $109, respectively, of asset management fees remained payable.

For the year ended December 31, 2022, $127 was paid to the Manager in connection with the acquisition of Columbia Square in 2022.

Realty Mogul Commercial Capital, Co.

The Company pays Realty Mogul Commercial Capital, Co. (an “RM Originator”) a servicing fee of 0.5% of the principal balance plus accrued interest of each loan or preferred equity investment and any applicable additional amounts associated with such investment to RM Originator for the servicing and administration of certain loans and investments held by us. RM Originator may decide to enter into a servicing agreement with an unaffiliated third party to service and administer the loans and preferred equity investments held by us, and pays for any expenses incurred in connection with standard subservicing thereunder out of the servicing fee paid to it by us. The servicing agreement will define the terms of the servicing arrangement as well as the amount of the servicing fee that is paid by RM Originator to the unaffiliated third party. The servicing fee is calculated as an annual percentage of the principal balance of the debt or preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at RM Originator’s sole discretion. During the years ended December 31, 2022 and 2021, $23 and $42, respectively, was charged by the RM Originator. As of December 31, 2022 and 2021, $1 and $3, respectively, remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company also pays RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing debt or preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of our Manager. As of December 31, 2022 and 2021, there were no special servicing fees paid to the RM Originator.

The Company may pay a prepayment penalty to RM Originator, which is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date. For the year ended December 31, 2022, a prepayment penalty in the amount of $452 was paid to Realty Mogul Commercial Capital, Co. in connection with the early redemption of a preferred equity investment related to the acquisition of a multifamily apartment building in Plano, Texas.

F-33

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The Company pays RM Originator an amount up to 1.0% of the financing amount per loan extension. For the year ended December 31, 2021, an extension fee in the amount of $23 was paid to Realty Mogul Commercial Capital, Co. in connection with the extension of a mezzanine loan related to the refinancing of an office property in Centennial, Colorado.

The Company pays Realty Mogul Commercial Capital, Co. a buyer’s brokerage fee in connection with the acquisition of real estate. A portion of this fee may be paid to personnel affiliated with our Manager for their roles in sourcing the investment opportunity. We incurred no such expense in 2021 and 2022.

RM Communities, LLC

RM Communities, LLC is a subsidiary of RealtyMogul Co. For the year ended December 31, 2022, acquisition fees in the amount of $1,011 were paid to RM Communities, LLC in connection with the acquisitions of Haverford Place and Edison Apartments. For the year ended December 31, 2021, acquisition fees in the amount of $2,484 were paid to RM Communities, LLC in connection with the acquisitions of Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows and Bentley Apartments.

For the year ended December 31, 2022, $188 was paid to RM Communities, LLC for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place and Edison Apartments. For the year ended December 31, 2021, $62 was paid to RM Communities, LLC for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows and Bentley Apartments.

Realty Mogul, Co. and Affiliates

If the Company has insufficient funds to acquire all or a portion of a loan or other investment, then it may obtain a related party loan from RM Originator or one of its affiliates on commercially reasonable terms. Our second amended and restated limited liability company agreement, as amended, authorizes us to enter into related party loans. Related party loans that, in the aggregate, do not exceed $20,000 and do not carry an interest rate that exceeds the then current applicable prime rate with respect to such loans, can be entered into without the approval of an independent representative or the advisory board. All other related party loans would require prior approval from an independent representative or the advisory board. However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time.

In 2019, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24.2% interest in Columbus. The entity’s equity investment in Columbus was $3,000 as of December 31, 2022 and 2021.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 27.7% interest in Turtle Creek. The individual investors’ equity investment in Turtle Creek was $2,300 as of December 31, 2022 and 2021.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 34.7% interest in Kings Landing. The individual investors’ equity investment in Kings Landing was $4,250 as of December 31, 2022 and 2021.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 37.4% interest in Roosevelt Commons. The individual investors’ equity investment in Roosevelt Commons was $1,916 as of December 31, 2022 and 2021.

F-34

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 35.1% interest in Minnehaha Meadows. The individual investors’ equity investment in Minnehaha Meadows was $1,820 as of December 31, 2022 and 2021.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 28.3% interest in Bentley Apartments. The individual investors’ equity investment in Bentley Apartments was $3,150 as of December 31, 2022 and 2021.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 37.7% interest in Haverford Place. The individual investors’ equity investment in Haverford Place was $5,450 as of December 31, 2022.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. acquired an approximate 42.1% interest in Edison Apartments. The individual investors’ equity investment in Edison Apartments was $4,000 as of December 31, 2022.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the year ended December 31, 2022, the Company incurred an aggregate of $108 of property-level asset management fees related to Columbus and Columbia Square. For the year ended December 31, 2021, the Company incurred an aggregate of $145 property-level asset management fees related to Columbus and NV Energy. The aforementioned fees exclude fees earned by RealtyMogul, Co. and affiliates including, RM Adviser, LLC, RM Communities, LLC, RM Sponsor, LLC, Realty Mogul Commercial Capital, Co. and others.

For the year ended December 31, 2022, the Company incurred an aggregate of $25 of property management fees related to Columbia Square. The aforementioned fees exclude fees earned by RealtyMogul, Co. and affiliates including, RM Adviser, LLC, RM Communities, LLC, RM Sponsor, LLC, Realty Mogul Commercial Capital, Co. and others.

RM Sponsor, LLC, Shareholder and Sponsor

RM Sponsor, LLC is a shareholder of the Company and held 295 and 275 common shares, respectively, as of December 31, 2022 and 2021.

F-35

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Executive Officers of our Manager

As of the date of the filing of this Annual report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	36	Chief Executive Officer
Eric Levy	36	Vice President, Portfolio Manager
Alfred Tierney	40	Interim Chief Compliance Officer and Interim Secretary
Kevin Moclair	50	Chief Accounting Officer

Jilliene Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and Chief Financial Officer from October 2018 to February 2022. Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co. since May 2012.

Eric Levy has served as Vice President, Portfolio Manager of our Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Alfred Tierney has served as Interim Chief Compliance Officer and Interim Secretary of our Manager since April 2023.

Kevin Moclair has served as Chief Accounting Officer of our Manager since February 2022.

Note 9 – Stock Award

For both years ended December 31, 2022 and 2021, the Company issued 1,000 common shares each to Mr. Levy, Ms. Helman and our independent representative. Compensation expense in the amount of $32 and $30, respectively, was recorded in 2022 and 2021, based on the offering price at the time of issuance of $10.77 and $10.02 per share, respectively, which approximates fair value.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2022, we are not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant.

F-36

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 12 - Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheets date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheets date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 28, 2023, the date the consolidated financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheets date that were not properly recorded or required disclosure.

Offering Proceeds

From January 1, 2023 through March 31, 2023 we raised gross offering proceeds of approximately $3,216, which includes amounts contributed through our distribution reinvestment program.

Distributions Declared

From January 1, 2023 to March 31, 2023, we declared distributions of approximately $1,823.

F-37

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
2.2	Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
2.3	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on January 18, 2019)
2.4	Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
2.5	Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.5 to the Company’s Offering Statement on Form 1-A POS, filed on June 19, 2020)
2.6	Fourth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Offering Statement on Form 1-A POS, filed on June 17, 2021)
2.7

Fifth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Offering Statement on Form 1-A, filed on May 6, 2022)

4.1	Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A POS, filed on December 22, 2016)
4.2	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 22, 2016)
6.1	Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.2	Amended and Restated Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul Commercial Capital, Co. (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
6.3	License Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.4	Shared Services Agreement between RM Adviser, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.5	Master Technology and Services Agreement between RM Technologies, LLC and RM Sponsor, LLC (incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
6.6	Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
6.7	First Amendment to Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A/A, filed on May 6, 2019)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Income REIT, LLC

By: By:	RM Adviser, LLC, its Manager /s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer
Date:	April 28, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer of
/s/ Jilliene Helman	RM Adviser, LLC	April 28, 2023
Jilliene Helman	(Principal Executive Officer)

Chief Accounting Officer of
/s/ Kevin Moclair	RM Adviser, LLC	April 28, 2023
Kevin Moclair	(Principal Financial Officer and Principal Accounting Officer)

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